EXHIBIT 11.1

Centigram Communications Corporation
Statement of Computation of Net Income (Loss) Per Share
(In thousands, except per share data - unaudited)

                                               Quarter Ended               Nine Months Ended
                                          August 2,       July 27,      August 2,       July 27,
                                            1997            1996           1997          1996
                                         ----------       --------    -----------       --------
Net income (loss)                        $  3,149         $  710      $  (2,475)        $  (94)
                                         --------         ------      ---------         ------
                                         --------         ------      ---------         ------

Computation of common and common
equivalent shares outstanding:
    Common stock                            6,934          6,866          6,963          6,800
    Stock options                              85             92              -              -
                                         --------         ------      ---------         ------
Common and common equivalent shares
used in computing per share amounts         7,019          6,958          6,963          6,800
                                         --------         ------      ---------         ------
                                         --------         ------      ---------         ------

Net income (loss) per share              $    .45         $  .10      $    (.36)        $ (.01)
                                         --------         ------      ---------         ------
                                         --------         ------      ---------         ------

- -------------------

Fully diluted computation not presented since such amount differs by less than 3% of the net per share amounts shown above.


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